Exhibit 21.1

LIST OF PRINCIPAL SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITY AND ITS SUBSIDIARIES OF QUTOUTIAO INC.

Subsidiaries	Jurisdiction of Incorporation
InfoUniversal Limited	Hong Kong
Qtech USA Inc.	Delaware, United States
QTT Asia Ltd.	British Virgin Islands
Kubik Media International Ltd.	British Virgin Islands
Kubik Technology Pt. Ltd.	Singapore
Shanghai Quyun Internet Technology Co., Ltd.* 上海趣蕴网络科技有限公司	PRC
Shanghai Dianguan Internet Technology Co., Ltd. * 上海点冠网络科技有限公司	PRC

Consolidated Variable Interest Entity (“VIE”)	Jurisdiction of Incorporation
Shanghai Jifen Culture Communications Co., Ltd.* 上海基分文化传播有限公司	PRC

Subsidiaries of the Consolidated VIE	Jurisdiction of Incorporation
Anhui Zhangduan Internet Technology Co., Ltd.* 安徽掌端网络科技有限公司	PRC
Beijing Qukandian Internet Technology Co., Ltd.* 北京趣看点网络科技有限公司	PRC
Shanghai Xike Information Technology Service Co., Ltd.* 上海溪客信息技术服务有限公司	PRC
Shanghai Tuile Information Technology Co., Ltd.* 上海推乐信息技术服务有限公司	PRC

*	The English name of this subsidiary, consolidated VIE or subsidiary of consolidated VIE, as applicable, has been translated from its Chinese name.